A & J VENTURE CAPITAL GROUP, INC.
23890 Copper Hill Drive #206
 Valencia CA 91354

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of A & J Venture Capital Group, Inc. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company.  This Information Statement will be mailed on approximately December __, 2010 to shareholders of record of the Company’s Common Stock as of November __, 2010 (“Record Date”).   Specifically, this Information Statement relates to the Amendment and Restatement of the Company’s Articles of Incorporation.

On October 6, 2010, the Board of Directors approved a non-binding Letter Agreement (the “Agreement”) for the proposed acquisition by the Company of certain assets and an option to acquire another company (the “Proposed Transaction”).  The Agreement contains certain actions which must be taken by the Company as conditions precedent for the Closing of these potential acquisition transactions, including amendments to the Company’s Articles of Incorporation.  The parties to the Agreement are still in the process of conducting their due diligence review and determining whether or not to proceed with the Proposed Transaction.  There can be no assurance that the Proposed Transaction will be completed.  However, since it will take the Company time to implement the proposed actions, the Company has determined to proceed with these actions.

Certain actions, such as the name change, will not be implemented in the event that the Company does not proceed with the Proposed Transaction.  However, the other amendments to the Articles and the reverse stock split will be implemented regardless of whether or not the Proposed Transaction is consummated.  Since the Company will implement the 100-to-1 reverse stock split, without a vote of the shareholders, the reverse stock split will result in an automatic amendment to the Articles of Incorporation similarly reducing the number of authorized shares.  Accordingly, the Articles of Incorporation will be amended to provide for an increase in the number of authorized shares so that the number of shares of common and preferred stock that the Company is authorized to issue remains the same after implementation of the reverse split.  The Board also adopted a proposal to file an Amended and Restated Certificate of Incorporation in which certain existing provisions would be amended, certain existing provisions would be retained, and certain new provisions would be added so as to amend the Certificate of Incorporation of the Company to:
(a)  change the name of the corporation (in the event that the Proposed Transaction is completed);
(b) change the authorized capital stock, to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of Preferred Stock, post the reverse split;
(c) add provisions governing the Board of Directors;
(d)  add a provision limiting the liability of directors;
(e)  permit the votes of interested directors to be counted in certain transactions;
(f)  add a provision for the indemnification of officers and directors; and
(g)  add a provision permitting the Board of Directors to approve future stock splits without a vote of the stockholders without affecting the authorized capital stock.

In addition to the foregoing additive amendments, the Restated Articles would delete certain provisions which are not required in Restated Articles or which are simply declaratory of authority provided in the Nevada Private Corporation Act.

The filing of the Amended and Restated Certificate of Incorporation with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about November __, 2010 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law.  You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

Sincerely,

/s/ Antal Markus
Chairman of the Board

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholder of the Company, on October 6, 2010 and to discuss the purposes and reasons for such actions.

PURPOSES OF
 AMENDMENTS OF CERTIFICATE OF INCORPORATION

The Company was incorporated in the State of Nevada, United States of America on February 22, 2007 as Startale Group, Inc. and our name was changed to Alco Energy Inc. effective May 21, 2008 and on June 4, 2009, our name was changed to A & J Venture Capital Group, Inc.

Since then, the Company has had two changes in its name and in its business and with these changes there have been various amendments to the Articles of Incorporation.  As a result, the Articles of Incorporation as amended must be pieced together from a number of documents containing the prior amendments.  At the same time, the Nevada Private Corporation Act has been amended and certain provisions are either no longer required or are not required in restated Articles.

On October 6, 2010, the Board of Directors approved a non-binding Letter Agreement which is a letter of intent to acquire certain assets from an unrelated entity (the “Proposed Transaction”).  The Letter Agreement has various “conditions precedent” including amendment and restatement of the Articles of Incorporation as well as the satisfactory completion of both parties’ due diligence review of each other and the negotiation and execution of a definitive agreement, neither of which has occurred as of the date of this Information Statement.  Further, there can be no assurance that such Proposed Transaction will be completed.

Regardless of whether or not the Proposed Transaction is consummated, the Company intends to proceed with the planned reverse stock split and the planned amendments to its Articles of Incorporation although the name change will not be implemented in the event that the Company does not complete the Proposed Transaction.  In approving the Letter Agreement, the Board of Directors also approved the amendments to the Articles of Incorporation and the restatement of the articles as so amended along with the reverse stock split.

In summary, the purpose of filing the Amended and Restated Certificate of Incorporation as discussed below in more detail is to position the Company for the proposed acquisition of certain assets and the proposed change in the Company's business plan.  If the Proposed Transaction is consummated, the Company will become a holding company with operating subsidiaries.  If the Proposed Transaction is not consummated, the Company will continue to seek  business opportunities so that it may engage in revenue-producing operations.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will implement the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement.  This Information Statement will be sent on or about November __, 2010 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on November __, 2010.  The amendments to the Certificate of Incorporation and its Restatement require the affirmative vote of a simple majority of the issued and outstanding voting stock.  On such date, the Company had issued and outstanding 32,897,500 shares of its Common Stock (no shares of Preferred Stock were issued or outstanding).  Accordingly, on the Record Date, there were a total of 32,897,500 votes, and the Company has received a majority of such votes (17,367,500) votes, or 52.8% approving the Amendments and the Restatement.  Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting  from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares	Percentage
Name & Address	as of 11/15/10	as of 11/15/10

Antal Markus(1)	17,367,500	52.80%
23890 Copper Hill Drive #206
Valencia CA 91354

Officers & directors as a
Group (1 person)		52.80%

(1)   Denotes officer and/or director.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below.  Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position
Antal Markus	53	CEO//CFO/ Secretary/Director

Family Relationships. There are no family relationships between any of the officers and directors.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

MANAGEMENT/EXECUTIVE OFFICERS - continued

Antal Markus, Director

Mr. Antal Markus is a businessman with more than 20 years’ experience in the United States and Canadian financial and real estate markets.  For the past five years, Mr. Markus has been involved in the Canadian real estate market as a real estate investor.  Prior to that time, Mr. Markus acted as a consultant to various private and public companies in connection with potential business opportunities for those companies.

COMPENSATION OF MANAGEMENT

During the year ended June 30, 2010 and to date for 2011, no officer or director has received compensation from the Company with the exception of Mr. Markus who received 7,500,000 shares of stock as compensation for his services for the quarter ended September 30, 2010. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During 2010, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Name Change

The name of the Company may be changed from “A & J Venture Capital Group, Inc.” to “ReliaBrand, Inc.”.  The change in name is intended to reflect the name of the company to be acquired as a subsidiary.  If the Proposed Transaction is not completed, then the Company will not change its name and will keep its current name.

Change in Authorized Shares of Stock

The authorized capital structure is being changed.  As a result of the 100-to-1 reverse stock split, without a vote of the shareholders, the authorized common stock, consisting of 100,000,000 shares, will be automatically reduced, under the applicable provision of the Nevada Private Corporation Act, to 1,000,000 shares and the 10,000,000 shares of preferred stock will be reduced to 100,000 shares of preferred stock.  The proposed amendment will restore that capital structure; namely, to provide for 100,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock.  The par value for both classes of stock will remain at $.001.  At present, the Company is authorized to issue 100,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $.001 per share.

Size of Board of Directors

An Article will be added outlining the Board of Directors.  The current Articles of Incorporation lack any definition of the Board.  The new provision will set the number of directors at no fewer than one (1) and no more than twenty-one (21), to be elected annually, with the proviso that a director will serve until his successor is duly elected and qualified, although such service is for more than a year.  The provision will permit vacancies, including vacancies resulting from an increase in the number of directors, to be filled by the Board.

Limitation of Liability of the Directors of the Company

An Article will be added limiting the liability of directors in accordance with the authorization of the Nevada Corporation Law.  The current Articles do not contain any such limitation.  Such a provision is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance and given the Company’s lack of substantial assets from which to provide meaningful indemnification.

Allowing Company to Do Business with its Directors

An Article will be added permitting the Company to enter into contracts with its directors and with firms in which any of its directors are shareholders, owners, directors, officers, or otherwise interested, provided that such contracts are in the ordinary course of business, with interested directors being permitted to vote on such transactions.  The current Articles do not contain such a provision.  Although such authorization is in the Nevada Corporation Law, it has been felt advisable to add the provision to the Articles of Incorporation in view of the more likely potential for such eventuality arising, given the Company’s new business plan than might otherwise be the case.

Indemnification of Officers and Directors

An Article will be added adding provisions for indemnification of officers and directors.  The current Articles do not contain any provision for indemnification.  Such a provision is authorized by the Nevada Corporation Law, and it is considered a requirement for the Company to recruit qualified directors, especially in the absence of D&O insurance.

Directors May Implement Future Stock Splits Without Shareholder Approval

An Article will be added permitting the Board of Directors to authorize and declare stock splits (reverse splits and forward splits) without a shareholder vote without thereby impacting the number of shares of stock authorized.  The current Articles do not contain any such provision, which is permitted by the Nevada Corporation Law.  The Board desires to provide for greater flexibility by permitting the declaration of splits without requiring a vote of the shareholders, which can be time-consuming in what may be a time-sensitive situation.  The Nevada Corporation Law gives the Board such authority, but also provides that in such an event, the split would affect the authorized number of shares, not only the issued and outstanding shares.  This provision will allow the Board to take such action without affecting the authorized number of shares.

Miscellaneous Provisions to Be Deleted From the Articles of Incorporation

Certain existing Articles will be deleted:
(a)  Article 6, providing for non-assessment of stock is not required as the stock is not assessable stock.
(b) Article 9, providing for perpetual existence, is not required as the Nevada Private Corporation Act provides for perpetual existence in the absence of a provision for any other date.
(c) Article 7, providing the names and addresses of the incorporators, is not required in restated Articles.
           (d) Article 13, providing that the Board of Directors has the power to adopt and amend,  the Company’s Bylaws, is not needed as this power is given to the Board by the Nevada Private Corporation Act.

NOTE:  The Amended and Restated Articles of Incorporation as intended to be filed with the Secretary of State of Nevada are attached hereto as an exhibit and made a part hereof.   Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

OTHER ACTIONS OF THE BOARD
NOT REQUIRING A VOTE OF THE SHAREHOLDERS

In addition to approving the amendments to the Articles of Incorporation, the Board of Directors approved and declared a reverse stock split of 100-to-1, meaning one new share for each one hundred old shares (one hundred-for-one).  This split will take effect as soon as the Company’s legal counsel clears the action with FINRA and a new CUSIP number is obtained.  It is not necessary for you to turn in your old certificate to the stock transfer agent, although you may do so, in which event you will be given a new certificate for the new total of shares held by you.  The Company’s stock transfer agent is:

Global Sentry Equity Transfer Inc.
92 Lakeshore Road East Suite 227
Missisauga Ontario L5G 4S2
telephone: (905) 891-1515
facsimile: (905) 891-1565

Alternatively, you may retain your certificate, which will continue to be valid.  Upon effectiveness of the proposed Articles of Amendment, assuming that the Company proceeds with its change in the Company’s name, new share certificates will be printed and you may then exchange your certificate for a certificate in the new corporate name which will reflect the reduced shares.  This exchange will be at the Company’s expense.  If, as a result of the implementation of the reverse stock split, a shareholder ends up with fractional shares, the Company will round up that fractional share to the nearest whole number.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken  in response to any effort of which the Board of  Directors is aware to accumulate shares of the Common Stock or obtain control of the Company.  The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.  Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

Purpose of Increasing the Company’s Authorized Shares of Common Stock

General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisition transactions, stock dividends, stock splits and other general corporate purposes.  The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting.  Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

Amendment of Articles of Incorporation

The amendment to the Company’s Articles of Incorporation provides for the authorization of 100,000,000 shares of the Company’s common stock after implementation of the reverse stock split.  This is the same amount presently authorized but which would be reduced after the reverse stock split takes effect.  As of November 15, 2010, 32,897,500 shares of the Company’s common stock were issued and outstanding.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock.  The advantages include:

•	The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.

•	To have shares of common stock available to pursue business expansion opportunities, if any.

•	The disadvantages include:

•	Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time.  A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price.  The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., , Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 23890 Copper Hill Drive, #206, Valencia CA 91354.

BY ORDER OF THE BOARD OF DIRECTORS
November 18, 2010	/s/ Antal Markus
Chairman of the Board